Exhibit 99.7

SODEXHO, INC. EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I
INTRODUCTION

     1.01 Purpose. The Sodexho, Inc. Employee Stock Purchase Plan (the “Plan”) is intended to provide a method whereby employees of Sodexho, Inc., including its subsidiaries, will have an opportunity to acquire a proprietary interest in its parent, Sodexho Alliance, S.A. through the purchase of Common Shares of Sodexho Alliance, S.A. as traded on the EuroNext or American Depository Shares as traded on the New York Stock Exchange.

     1.02 Rules of Interpretation. The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The provisions of the Plan shall be construed in a manner consistent with the requirements of that section of the Code.

ARTICLE II
DEFINITIONS

     2.01 “Board” shall mean the Board of Directors of Sodexho, Inc.

     2.02 “Committee” shall mean the Administrative Committee, as appointed by the Board pursuant to Section 11.01.

     2.03 “American Depository Shares” or “ADSs” shall mean the American Depository Shares of Sodexho Alliance, S.A. which are traded on the New York Stock Exchange.

     2.04 “Common Shares” shall mean common shares, par value (euro) 4 per share, of Sodexho Alliance, S.A. as traded on the EuroNext.

     2.05 “Company” shall mean Sodexho, Inc. and its Subsidiaries.

     2.06 “Compensation” shall mean the base compensation paid by the Company in accordance with the terms of employment, including overtime, but excluding commissions, all bonus payments, expense allowances and other compensation paid in a form other than cash.

     2.07 “Employee” shall mean any person employed by the Company, including any full-time, part-time or seasonal employees. For purposes of this Plan, the employment relationship shall be treated as continuing intact while the individual is on an approved leave of absence. Where the period of leave exceeds ninety days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to be terminated for purposes of the Plan on the ninety first day of such leave.

     2.08 “Enrollment Period” shall mean the period of time determined by the Plan Representative during which an Employee may complete a Payroll Authorization Form, hardcopy or electronic, to become a participant in the Plan.

     2.09 “Exercise Date” shall mean the last Trading Day of an Offering Period.

     2.10 “Offering Commencement Date” shall mean the first Trading Day of an Offering Period.

     2.11 “Offering Period” shall mean a period of approximately five and one half months during which an option granted pursuant to the Plan may be exercised in accordance with the provisions set forth in this Plan.

     2.12 “Plan Representative” shall mean any person designated from time to time by the Committee to receive certain notices and take certain other administrative actions relating to participation in the Plan.

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     2.13 “Plan Year” shall mean September 1 through August 31.

     2.14 “Subsidiary” shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held, directly or indirectly, by the Company, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

     2.15 “Trading Day” shall mean a day on which the New York Stock Exchange is open for trading with respect to American Depository Shares or the EuroNext is open for trading with respect to Common Shares.

ARTICLE III
ELIGIBILITY AND PARTICIPATION

     3.01 Initial Eligibility. Each Employee who is in active service with the Company on the first day of an Enrollment Period preceding an Offering Period and who is employed by the Company on the date his or her participation in the Plan is to become effective shall be eligible to participate in that Offering Period. Persons who are not Employees shall not be eligible to participate in the Plan. Employees who are in a unit covered by a collective bargaining agreement between the Employee representatives and the Company are not eligible to participate in the Plan unless the bargaining agreement specifically provides for participation by such Employees in the Plan.

     3.02 Restrictions on Participation. Notwithstanding any provision of the Plan to the contrary, no Employee shall be granted an option to purchase American Depository Shares or Common Shares under the Plan:

          (a) if, immediately after the grant, such Employee would own stock, and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of Sodexho, Inc., any Subsidiary or Sodexho Alliance, S.A. (for purposes of this paragraph, the rules of Section 424(d) of the Code shall apply in determining stock ownership of any Employee); or

          (b) which permits such Employee’s rights to purchase stock under all employee stock purchase plans of the Company and Sodexho Alliance, S.A. (but not including stock options granted by the Company to which section 423 of the Code does not apply) to accrue at a rate which exceeds $10,000 of the fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

     3.03 Commencement of Participation. An eligible Employee may become a participant by authorizing payroll deductions and enrolling in the Plan during an Enrollment Period according to procedures prescribed by the Committee for payroll deductions. Participation shall commence on the first Offering Commencement Date after the Employee’s authorization for payroll deductions becomes effective and shall continue until the Exercise Date of the Offering Period that ends on the August 15th next following such enrollment, or the participant’s earlier termination of participation in the Plan pursuant to Article VIII below. Each Participant shall be required to reenroll annually in accordance with rules set by the Committee during the Enrollment Period.

ARTICLE IV
STOCK SUBJECT TO THE PLAN AND OFFERINGS

     4.01 Stock Subject to Sale. The Company, or such entity acting at the direction of the Company, shall purchase American Depository Shares or Common Shares, in its discretion, on the open market which shall be made available for the exercise of options under this Plan. Subject to adjustment upon changes in capitalization of the stock of Sodexho Alliance, S.A. as provided in Section 12.04 hereof, the maximum number of American Depository Shares and/or Common Shares, in the aggregate, that shall be made available for sale under the Plan during any one-year period commencing on September 1 shall be 600,000 shares; provided, however, that for the Plan Year that commences September 1, 2006, the maximum number shall be 400,000 shares, and, provided, further, that the aggregate number of American Depository Shares and/or Common Shares made available during the term of the Plan shall be 1.8 million

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shares. If, on a given Exercise Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan under this Section 4.01, then (i) the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable, and (ii) the remaining cash balance in each participant’s account will be refunded to the participant following the Offering Period without interest.

     Sodexho Alliance, S.A. shall not issue shares for allocation to participants under this Plan. The maximum number of shares (both American Depository Shares and Common Shares) that shall be purchased on the open market for allocation to participants under this Plan shall be 1.8 million shares subject to the annual limits described above. If shares are purchased in excess of those allocated at the end of a one-year period commencing on September 1, the excess shares shall be liquidated and the amounts representing the liquidated shares shall be returned to the Company.

      4.02 Offering Periods. The Plan shall be implemented by consecutive Offering Periods until the Plan is terminated. Unless otherwise determined by the Committee there shall be two Offering Periods per 12-month period, with one Offering Period commencing on the first Trading Day on or after March 1 and terminating on the last Trading Day in the period ending the following August 15, and a second Offering Period commencing on the first Trading Day on or after September 1 and terminating on the last Trading Day in the period ending the following February 15. Notwithstanding the foregoing, unless determined otherwise by the Board, the first Offering Period shall commence on the first Trading Day in September 2006 and terminate on the last Trading Day in the period ending February 15, 2007. The Committee shall have the power to change the duration of Offering Periods (including the commencement and termination dates thereof) with respect to future offerings without stockholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.

ARTICLE V
PAYROLL DEDUCTIONS

     5.01 Amount of Deduction. The authorization described in Section 3.03 will permit a participant to elect payroll deductions of any whole percentage from one percent (1%) through eight percent (8%) of such participant’s Compensation for each pay period during an Offering Period.

     5.02 Participant’s Account. All payroll deductions made for a participant shall be credited to an account established for such participant under the Plan. A participant may not make any separate cash payment into such account.

     5.03 Changes in Payroll Deductions. A participant may reduce or increase future payroll deductions (within the limits described in Section 5.01) only during an Enrollment Period, but may cancel payroll deductions prospectively pursuant to the provisions of Section 8.01. The change may only be made in a manner prescribed by the Committee for such purpose.

ARTICLE VI
GRANTING OF OPTION

     6.01 Number of Option Shares. On the Offering Commencement Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on the Exercise Date of such Offering Period (at the applicable Option Price) up to a number of American Depository Shares or Common Shares, as determined pursuant to Section 7.01, calculated by dividing such Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the Participant’s account as of the Exercise Date by the applicable Option Price. Exercise of the option shall occur as provided in Section 7.01 below unless the participant has withdrawn pursuant to Article VIII. The option shall expire on the last day of the Offering Period.

     6.02 Option Price. The option price of American Depository Shares or Common Shares, as applicable, purchased with payroll deductions made by a participant during any Offering Period for a participant therein, shall be 90% of the closing price of the American Depository Shares or Common Shares (as determined by the Company) on the

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Exercise Date for such Offering Period (the “Option Price”).

ARTICLE VII
EXERCISE OF OPTION

     7.01 Automatic Exercise. Each Plan participant’s option for the purchase of shares with payroll deductions made during any Offering Period will be exercised automatically on the applicable Exercise Date for the purchase of the number of full and fractional shares (whether ADSs or Common Shares) which the accumulated payroll deductions in the participant’s account on the Exercise Date will purchase based on the applicable Option Price (but not in excess of the number of shares for which outstanding options have been granted to the participant pursuant to Section 6.01. Sodexho Alliance, S.A., in its discretion, shall determine as of the applicable Exercise Date of each Offering Period whether ADSs or Common Shares will be purchased by participants under such Offering Period.

     7.02 Withdrawal of Account. No participant in the Plan shall be entitled to withdraw any amount from the accumulated payroll deductions in his or her account; provided, however, that a participant’s accumulated payroll deductions shall be refunded to the participant as and to the extent specified in Section 8.01 below after termination of such participant’s participation in the Plan.

     7.03 Fractional Shares. Fractional shares of American Depository Shares or Common Shares (whichever is applicable) will be allocated to participants under the Plan.

     7.04 Exercise of Options. During a participant’s lifetime, options held by such participant shall be exercisable only by such participant.

     7.05 Delivery of Stock. As promptly as practicable after the Exercise Date of each Offering Period, the Company will deliver to each participant in such Offering, as appropriate, the American Depository Shares or Common Shares purchased therein upon exercise of such participant’s option. All shares (whether ADSs or Common Shares) shall be delivered in book entry form.

ARTICLE VIII
WITHDRAWAL

     8.01 In General. A participant may stop participating in the Plan at any time up to six weeks prior to the end of an Offering Period by giving notice to the Plan Representative in accordance with procedures prescribed by the Committee. Upon processing of any such notice, no further payroll deductions will be made from the participant’s Compensation during such Offering Period or any future Offering Period. Subsequent to the receipt of notice of withdrawal by a participant, all payroll deductions credited to the account of the participant will be returned to the participant as soon as administratively practicable and such participant’s options shall be automatically terminated. If a participant stops participating in the Plan within six weeks of the end of an Offering Period, all payroll deductions contributed by the participant during the Offering Period will be applied in accordance with Article VII of the Plan.

     8.02 Effect on Subsequent Participation. A participant’s withdrawal from any Offering Period will not have any effect upon such participant’s eligibility to participate in any succeeding Offering Period for which such participant is otherwise eligible. A participant may elect to resume Plan participation for a subsequent Offering Period by re-enrolling in the plan during an Enrollment Period in accordance with Section 3.03 above.

     8.03 Termination of Employment. Upon a participant’s ceasing to be an Employee for any reason other than retirement prior to an Exercise Date, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant’s account during the Offering Period shall be returned to such participant as soon as administratively practicable or, in the case of his or her death, to the person or persons entitled thereto under Section 12.01, and such participant’s option shall be automatically terminated. For purposes of this Section 8.03, the term “retirement” shall mean the termination of employment at or beyond age 55 with at least 10 years of service with the Company; provided, however, that an Employee’s termination of employment shall be considered a retirement for

Exh. 99.7-4

purposes of this Section 8.03 only if such termination occurs not more than three months prior to the Exercise Date of that Offering Period. If a participant retires during an Offering Period, the participant shall have no further obligation to make further contributions to the Plan. All amounts contributed by the retiree during the Offering Period shall be retained in his or her account for the balance of the Offering Period and applied as set forth in Article VII.

ARTICLE IX
INTEREST

     9.01 Payment of Interest. No interest will be paid or allowed on any money paid into the Plan or credited to the account of or distributed to any Employee.

ARTICLE X
STOCK

     10.01 Participant’s Interest in Option Stock. No participant will have any interest in any shares (whether American Depository Shares or Common Shares) covered by any option held by such participant until such option has been exercised as provided in Section 7.01 above and shares have been allocated to the participant.

     10.02 Registration of Shares. Ownership of shares (whether ADSs or Common Shares) purchased through the Plan by a participant will be registered in the name of the participant.

     10.03 Conditions Upon Issuance of Shares. Neither American Depository Shares nor Common Shares shall be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

     As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by applicable law.

     Transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or any successor provision under the Securities Exchange Act of 1934, as amended. If any provision of the Plan or action by the Board fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Board. Moreover, in the event the Plan does not include a provision required by Rule 16b-3 to be stated herein, such provision (other than one relating to eligibility requirements, or the price and amount of awards) shall be deemed automatically to be incorporated by reference in the Plan.

     All shares issued pursuant to this Plan shall be held by a third party designated by the Plan Representative. Participants shall have the right to sell their shares at any time upon allocation. However, in the event that a participant sells his or her shares within the two-year period after the Exercise Date upon which they were purchased by the participant, the participant shall owe the Company an amount equal to the excess of the fair market value of American Depository Shares or Common Shares, as applicable, on the Exercise Date over the amount paid by the participant for such shares. Such amount owed by the participant shall be deducted from the sale proceeds of the shares and immediately remitted to the Company. Following expiration of the applicable two-year period, the participant may transfer his or her shares to another third party account. Notwithstanding the foregoing, the provisions of this paragraph shall not apply to the sale of a participant’s shares by the participant’s estate or the person(s) to whom such shares were transferred by will or the laws of descent and distribution.

     10.04 Tax Withholding. To the extent that a participant realizes ordinary income in connection with a sale or other transfer of any American Depository Shares or Common Shares purchased under the Plan, the Company may

Exh. 99.7-5

withhold amounts needed to cover applicable taxes from any payments otherwise due and owing to the participant, including from shares that would otherwise be issued to the participant hereunder, or direct the broker through which such sale is transacted to remit such taxes directly to the Company.

ARTICLE XI
ADMINISTRATION

     11.01 Committee. The Administrative Committee (the “Committee”), appointed by the Board, will administer the Plan and may prescribe rules as to the administration of the Plan, including, without limitation, rules relating to the definition of Compensation as used herein.

     11.02 Authority of Committee. Subject to the express provisions of the Plan, the Committee shall have plenary authority in its discretion to interpret and construe any and all provisions of the Plan and all other documents relevant to the Plan, to adopt, amend, rescind and interpret rules and regulations for administering the Plan, to correct any defect, supply any omission or reconcile any inconsistency in the Plan and other documents relevant to the Plan in the manner and to the extent the Committee shall deem it desirable to carry the Plan into effect, and to make all other determinations deemed necessary or advisable for administering the Plan. The Committee’s determination of the foregoing matters shall be conclusive.

     11.03 Amendment and Termination. The Board shall have complete power and authority to terminate or amend the Plan at any time; provided, however that the Board shall not, without the approval of the Board of Directors of Sodexho Alliance, S.A. as well as the stockholders of Sodexho Alliance, S.A. (i) except pursuant to Section 12.04, increase the maximum number of American Depository Shares or Common Shares which are available to be purchased under this Plan in the aggregate or during a Plan Year; or (ii) amend the requirements as to the class of Employees eligible to purchase American Depository Shares or Common Shares under the Plan. No termination, modification, or amendment of the Plan may, without the consent of a participant then having an option under the Plan to purchase American Depository Shares or Common Shares, adversely affect the rights of such participant under such option. In the event that the Board of Directors terminates the Plan effective prior to the Exercise Date of an Offering Period, the Board shall shorten the Offering Period and establish a new Exercise Date with at least ten (10) days notice to Plan participants. Such new Exercise Date shall be the termination date of the Plan.

     Without stockholder consent and without the consent of the Board of Directors of Sodexho Alliance, S.A., the Committee shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of American Depository Shares or Common Shares for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion advisable which are consistent with the Plan. No action by the Committee pursuant to the preceding sentence shall be deemed to adversely affect the rights of any participant.

     11.04 Appeal of Committee Decisions. The claim of any person (hereinafter referred to as the “Claimant”) with respect to any benefits to which such Claimant may be entitled under the Plan shall be considered in accordance with the following procedure:

          (a) Any Claimant may make written application to the Committee, or its designee, for benefits to which the Claimant believes he or she is entitled, at the time the application is made, under the Plan. Such application shall set forth all information necessary to determine whether the claim should be approved or denied.

          (b) The Committee or its designee shall either approve the claim and take any appropriate action, or deny the claim. Such approval or denial shall be accomplished within an initial period of sixty (60) days after receipt of the claim by the Committee or its designee unless special circumstances require an extension of time for processing the

Exh. 99.7-6

claim. If such an extension is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60) day period. Any such extension shall expire no later than thirty (30) days after the end of the initial period. The extension notice shall describe the special circumstances requiring the extension of time and the expected date of decision.

          (c) If a claim is denied, the Committee or its designee shall furnish a written notice of such action to the Claimant within the applicable time limit described in paragraph (b). Such notice shall set forth, in a manner calculated to be understood by the Claimant:

(i)	the specific reason or reasons for the denial;
(ii)	specific reference to the pertinent provisions of this Plan on which the denial is based,
(iii)	a description of any additional material or information necessary for the Claimant to perfect his claim and an explanation of why such material or information is necessary; and
(iv)	an explanation of the review procedure, as set forth in paragraph (d).

          (d) A Claimant whose claim has been denied (or to whom no written notice of denial has been furnished within the applicable time limit described in paragraph (b)) may appeal by written notice to the Committee or its designee requesting a review of the denial. The Claimant’s written request for review must be submitted to the Committee or its designee within sixty (60) days after his receipt of the notice of the denial. A Claimant who wishes to appeal or has appealed a denial may:

(i)	review all pertinent documents relating to his claim; and
(ii)	submit issues and comments in writing for consideration by the Committee or its designee.

          (e) The Committee or its designee shall render the decision on review within an initial period of sixty (60) days after receipt of the Claimant’s written request for review, unless special circumstances (including the need to hold a hearing, if the Committee or its designee has provided a procedure for holding hearings) require an extension of time. Any such extension shall expire no later than thirty (30) days after the end of the initial period. If such an extension is required, written notice thereof shall be furnished to the Claimant before the end of the initial period. The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the Claimant with specific references to the pertinent provisions of the Plan on which the decision is based.

          (f) Any claim, request for review or other action which may be made or taken by the Claimant under this Section may be made or taken by the Claimant’s duly authorized representative.

ARTICLE XII
MISCELLANEOUS

     12.01 Death of Participant. Upon the death of a participant and subject to Article VIII above concerning withdrawal from the Plan, the Company, or its agent, shall deliver to the executor, personal representative or administrator of the estate of the participant any ADSs, Common Shares and/or cash that is owed or allocable to the deceased participant. Deliverance of ADSs, Common Shares and/or cash is made in each case without any further liability of the Company whatsoever under or relating to the Plan.

     12.02 Transferability. Neither payroll deductions credited to any participant’s account nor any option or rights with regard to the exercise of an option or to receive American Depository Shares or Common Shares under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may, in its discretion, treat such act as an election to withdraw from participation in the Plan in accordance with Section 8.01.

Exh. 99.7-7

     12.03 Use of Funds. All payroll deductions received or held by the Company under the Plan may be commingled with other funds and used by the Company for any corporate purpose. The Company shall not be obligated to segregate such payroll deductions.

     12.04 Adjustments upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

     (a) Changes in Capitalization. Subject to any required action by the stockholders of Sodexho Alliance, S.A and/or the board of directors of Sodexho Alliance, S.A., the maximum number of shares each participant may purchase per Offering Period, as well as the price per share and the number of American Depository Shares or Common Shares covered by each option under the Plan which have not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Sodexho Alliance, S.A. resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Sodexho Alliance, S.A. stock, or any other increase or decrease in the number of Sodexho Alliance, S.A. shares effected without receipt of consideration by Sodexho Alliance, S.A.; provided, however, that conversion of any Sodexho Alliance, S.A. convertible securities shall not be deemed to have been “effected without receipt of consideration”. Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by Sodexho Alliance, S.A. of shares of stock of any class, and no purchase by Sodexho Alliance, S.A. of its shares for any purpose unrelated to the Plan, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of American Depository Shares or Common Shares subject to an option.

     (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Board. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Committee, or its delegate, shall notify each participant in writing, at least ten (10) days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

     (c) Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company or Sodexho Alliance, S.A., or the merger of the Company or Sodexho Alliance, S.A. with or into another entity, each outstanding option shall be assumed or an equivalent option substituted by the successor entity or a parent or subsidiary of the successor entity. In the event that the successor entity refuses to assume or substitute for the option, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”). The New Exercise Date shall be before the date of the Company’s proposed sale or merger. The Board shall notify each participant in writing, at least ten (10) days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period.

     12.05 Effective Date. The Plan shall become effective as of September 1, 2005, subject to approval of the shareholders of Sodexho Alliance, S.A., obtained in accordance with applicable law, present and represented at any special or annual meeting of the shareholders of the Company duly held within 12 months before or after adoption of the Plan.

     12.06 No Employment Rights. The Plan does not, directly or indirectly, create in any person any right with respect to continuation of employment by the Company, any of its Subsidiaries or Sodexho Alliance, S.A., and it shall not be deemed to interfere in any way with the Company’s, any Subsidiary’s or Sodexho Alliance, S.A.’s right to terminate, or otherwise modify, any employee’s employment at any time.

     12.07 Effect of Plan. The provisions of the Plan shall, in accordance with its terms, be binding upon, and

Exh. 99.7-8

inure to the benefit of, all successors of each Employee participating in the Plan, including, without limitation, such Employee’s estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Employee.

     12.08 Governing Law. The law of the State of Maryland will govern all matters relating to this Plan except to the extent superseded by the federal laws of the United States.

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